Designated Filer:	WPM, L.P.
Issuer & Ticker Symbol:	Fidelity National Information Services, Inc. (FIS)
Date of Event Requiring Statement: June 13, 2011

Exhibit 99.2

JOINT FILERS’ NAMES AND ADDRESSES

1.	Name: Address:	WPM GP, LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
2.	Name: Address:	Warburg Pincus Private Equity IX, L.P. c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
3.	Name: Address:	Warburg Pincus IX LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
4.	Name: Address:	Warburg Pincus Partners, LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
5.	Name: Address:	Warburg Pincus & Co. c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
6.	Name: Address:	Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
7.	Name: Address:	Charles R. Kaye c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017
8.	Name: Address:	Joseph P. Landy c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017